Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Nos. 333-141703,

333-141703-01 and 333-141703-02

PRICING TERM SHEET DATED JUNE 11, 2008

DISCOVER ® CARD EXECUTION NOTE TRUST

DiscoverSeries Notes, Class A(2008-4)

$750,000,000 Principal Amount of Notes

Issuing Entity of Notes:	Discover Card Execution Note Trust
Issuing Entity of Collateral Certificate:	Discover Card Master Trust I
Class:	Class A(2008-4)
Principal Amount	$750,000,000
Interest Rate	5yr swap rate plus 1.375% at time of pricing
Required Ratings (Moody’s / S&P / Fitch)	Aaa / AAA / AAA
Expected Maturity Date	June 17, 2013
Weighted Average Life	5.00 years
Legal Final Maturity Date	December 15, 2015
Pricing Date	June 11, 2008
Settlement Date	June 18, 2008
Underwriters	Citigroup Global Markets Inc.	$108,000,000
	Lehman Brothers Inc.	$108,000,000
	Banc of America Securities LLC	$106,800,000
	Greenwich Capital Markets, Inc.	$106,800,000
	Morgan Stanley & Co. Incorporated	$106,800,000
	RBC Capital Markets Corporation	$106,800,000
	SG Americas Securities, LLC	$106,800,000
Underwriting Discounts and Commissions	0.250%
Underwriting Concessions	0.150%
Underwriting Reallowance	0.075%
Price to Public	[•]%
Proceeds to Discover Card Execution Note Trust	$[•]
Estimate of Expenses	$730,000
Minimum Principal Receivables Balance [1,2]	$29,835,435,483.87
Principal Receivables in Master Trust in Excess of Minimum Principal Receivables Balance [2]	$7,831,288,139.61
Percentage of the Excess of Principal Receivables over Minimum Principal Receivables Balance to Total Amount of Principal Receivables in Master Trust [2]	20.79%

[1]

An amount equal to the series minimum principal receivables balances for each master trust series, including each subseries, and each tranche of notes then outstanding, after giving effect to the issuance of the Class A(2008-4) notes.

[2]	As of June 11, 2008, after giving effect to the issuance of the Class A(2008-4) notes.

Discover Bank, Discover Card Master Trust I and Discover Card Execution Note Trust have filed a registration statement, as amended (including a prospectus) (Registration Nos. 333-141703, 333-141703-01 and 333-141703-02) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, including the prospectus supplement and accompanying prospectus for the Class A(2008-3) DiscoverSeries notes filed pursuant to Rule 424(b) on April 28, 2008, as superseded or supplemented by the tranche term sheet for these Class A(2008-4) Notes filed pursuant to Rule 433 on June 10, 2008, and other documents Discover Bank, Discover Card Master Trust I and Discover Card Execution Note Trust filed with the SEC for complete information about Discover Bank, Discover Card Master Trust I, Discover Card Execution Note Trust, and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Discover Bank, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the term sheet if you request it by calling 1-212-816-3462.